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                                                                   EXHIBIT 15


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Performance Asset Management Company
Newport Beach, California

We have compiled the accompanying balance sheet of Performance Asset Management Company as of June 30, 1997 and the related statements of operations, shareholder's deficit, and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.


/s/ KELLY & COMPANY
-------------------------------------
    Kelly & Company


Newport Beach, California
November 4, 1997